EXHIBIT 6.2

SERVICES AGREEMENT

Customer: The 4Less Group Inc.	Contact: Timothy Armes
Address: 106 W. Mayflower Las Vegas, NV 89030	Phone: 972-489-6300
E-Mail: timarmes@the4lesscorp.com
Services: Creation of a deal portal hosted by www.dealmaker.tech, and related services (as further described in Schedule A, the “Service(s)”).
Services Fees: Set forth on Schedule A	Fees are payable in the currency of the offering.
Implementation: DealMaker will provide Customer the Services and Customer shall pay DealMaker the fees set forth in Schedule A in accordance with the terms herein.

This SaaS Services Agreement (“Agreement”) is entered into on this 18 day of Aug, 2020, (the “Effective Date”) between Novation Solutions Inc. (O/A DealMaker) with a place of business at 40 King Street West, Suite 1700, Toronto ON (“Company”), and the Customer listed above (“Customer”). This Agreement includes and incorporates the above Order Form, as well as the DealMaker Terms of Service applicable to use of the Services available online at www.dealmaker.tech/terms and contains, among other things, warranty disclaimers, liability limitations and use limitations. Customer also understands and agrees to the Additional Closing Terms set forth in Schedule B to this Agreement.

There shall be no force or effect to any different terms other than as referenced herein (including the Terms and Conditions) except as entered into by Company and Customer in writing.

DEALMAKER		Name:

By:	“Rebecca Kacaba”	By:
Name:	Rebecca Kacaba	Name:	Tim Armes
Title:	CEO	Title:	CEO

Schedule “A” - Pricing

Fee schedule for large scale retail capital raises

1. Base Fees

Based on use of DealMaker template exemption forms. One set of revisions to transaction documents included. Hosting and maintenance costs $120 a month.

Access to document library

Integrated deal portal setup, including digitization of documents, deal landing page, and invest now button

Account setup for fund collection* (traditional and digital payment types)

Senior account manager support throughout deal lifecycle (generation of marketing links, management of allocations)

Concierge service - Additional 3 issuer team trainings and weekly check-ins for length of offering

Bulk investor upload and “magic” link creation

SETUP	$10,000

2. Per Investor Fees

Investor document submission, e-signature	$15 per investor

Investor fund tracking/matching	$15 per investor

*Services include matching payments (wire, credit card, cheque, etc.) to investors, adapting to last-minute changes in investment amounts or allocations, updating progress table and corresponding with investors on funding queries.

$5 surcharge per investor for cheque processing, $50 per refund, $250 for additional fund transfers (above 2).

The rate on all funds collected from investors via Visa and Mastercard are levied by third party credit card processors and the fees can vary between 3.25% and 4.5%. Account set up and hosting fees may also apply.

Note holdback periods apply for electronic payment transfer methods.

Some issuers may implement a flat administrative fee per investor.

First Runner Up - Financial Times Innovative Lawyers Awards
(Best New Product)
All prices quoted before applicable taxes

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Fee schedule for large scale retail capital raises

Regulation A+ - Common Customizations

Reg A+ transactions are complex and involve the integration of multiple partners and promotional activities. In building a subscription portal, issuers may elect to customize the experience of their investors. Some common customizations are listed below.

3. Configurations, customizations, and add-ons

☐	Fully customized legal documents	$1,000 - $3,000

☐	Time-intensive customer support tasks	$1,000 - $3,000

☐	One-off customizations to email notifications	$1,000 - $3,000

☐	Investor flow customizations (copy changes, etc.)	$1,000

☐	Revisions to transaction documents (beyond one set of comments)	$1,000

☐	Dual currency fund collection (USD/CAD)	$1,000

☐	IRA partner integration	starting at $2,000

First Runner Up - Financial Times Innovative Lawyers Awards
(Best New Product)
All prices quoted before applicable taxes

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Schedule “B”

Additional Closing Terms

Capitalized terms used, but not defined herein shall have the meanings ascribed to such terms in the Agreement, including the DealMaker Terms of Service available online at www.dealmaker.tech/terms and the Fund Collection with DealMaker Agreement available online at www.dealmaker.tech/funds.

1.	Indemnification. Customer agrees to indemnify Company and hold Company harmless from any and all losses incurred by Company acting in its capacity as Custodian of the Custody Assets, including, but not limited to, losses arising from chargebacks, clawbacks, payment reversals, fraudulent charges, insufficient credit, unauthorized charges or any other payment card or ACH problems (collectively, “Losses”).

2.	Pre-Closing Custody Asset Lock. Customer agrees that Custody Assets that are deposited in Customer’s account with a financial institution (“Account”) prior to the closing date (“Closing Date”) of the transaction involving the Custody Assets (each, a “Transaction”) shall remain in Customer’s Account and shall not be withdrawn by Customer, or a person authorized by Customer, from the Customer’s Account prior to the Closing Date.

3.	Closing Holdback. The Customer hereby acknowledges that holdback periods apply in respect of electronic payment transfer methods to cover against charge-backs and/or rescission. These holdback periods can vary in duration and amount depending on the industry and contemporaneous fluctuations. Due to COVID or other external events these amounts can be increased. After the Closing Date, Customer agrees to retain in Customer’s Account thirty (30) percent of the Custody Assets processed by methods of electronic transfer in respect of each Transaction for a period of ninety (90) days following the Closing Date (“Initial Holdback Period”), and retain twenty (20) percent of such Custody Assets in Customer’s Account for an additional ninety (90) days after the end of the Initial Holdback Period (together, the “Closing Holdback”) to mitigate the risk of any Losses. Company reserves the right, in its sole discretion, to amend the amount and duration of the Closing Holdback. Company shall notify Customer prior to amending the Closing Holdback. It is acknowledged that Holdback periods applied by credit card processors are beyond DealMaker’s control however, the parties hereby agree to work together collaboratively and in good faith in order to reduce any holdbacks required.

4.	Loss Recovery. Company shall have the right, in its sole discretion and without prior notice, to deduct funds from Customer’s Account to reimburse Company for any Losses. Customer acknowledges and agrees that recovery of Losses from Customer’s Account will not serve as any limitation on the indemnification obligations of Customer under this Agreement or any remedy or claim that Company may be entitled to pursue against Customer in respect of such Losses.

5.	Third Party Payments. Customer authorizes and directs Company to pay legal and professional fees, including, but not limited to, fees of lawyers, broker dealers, investment bankers, consultants and other service providers, incurred by Company in respect of a Transaction from the Custody Assets, including from Custody Assets deposited in Customer’s Account.

6.	PAD Agreement. Customer shall pre-authorize Company to debit Customer’s Account as described in this Agreement by executing the Pre-Authorized Debit Agreement (“PAD Agreement”) in Schedule “C” attached hereto. The PAD Agreement sets forth the terms and conditions upon which Company will initiate debits from Customer’s Account and is effective as of Customer’s date of acceptance.

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Schedule “C”

PRE-AUTHORIZED DEBIT AUTHORIZATION

(“PAD Agreement”)
FOR BUSINESS PURPOSES

The undersigned hereby authorizes NOVATION SOLUTIONS INC. O/A DEALMAKER (hereinafter called the “Payee”) to debit the account of the undersigned identified on the void cheque delivered by or on behalf of the undersigned to the Payee (the “Account”) with the amount of each payment or other amount owing from time to time to the Payee under the Services Agreement between, the undersigned, as software user, and the Payee, as service provider (as such may be amended, supplemented, otherwise modified, restated or replaced from time to time), in accordance with the Services Agreement, by issuing pre-authorized debit requests (each a “PAD”) to the financial institution at which the Account is held (the “Processing Institution”) on the day an invoice is issued and delivered and/or from time to time for one-time payments. The undersigned undertakes to inform the Payee in writing of any change in the information related to the Account not less than 10 days prior to any such change.

The undersigned acknowledges that this authorization is being given for the benefit of the Payee and the benefit of the Processing Institution and is provided in consideration of the Processing Institution agreeing to process PADs against the Account in accordance with the rules of the Canadian Payments Association (the “CPA Rules”). The Processing Institution is hereby authorized and irrevocably directed to pay from and to debit against the Account any payment order or request whatsoever, payable to the order of the Payee and drawn on the said Account by a bank acting in the name of the Payee. Any payment order or request whatsoever thus drawn by the Payee’s bank shall be considered as having been signed by the undersigned.

The undersigned hereby acknowledges the payment terms of the Services Agreement and agrees that each PAD may be processed without prior written notice from the Payee of either the amount of the PAD or the date that the PAD is to be processed.

The undersigned acknowledges: (i) that this authorization to the Payee also constitutes delivery thereof by the undersigned to the Processing Institution, and (ii) that the Processing Institution is not required to verify that each PAD submitted by the Payee has been issued in accordance with this PAD Agreement (including the amount) or that the purpose of the payment for which a PAD was made has been fulfilled as a condition of honouring such PAD.

The undersigned may revoke this authorization at any time by giving a 10-day written prior notice to the Payee at the address set forth below. We acknowledge that we may obtain a sample cancellation form, or further information on our right to cancel this authorization at the Processing Institution or by visiting www.cdnpay.ca. We acknowledge that we have certain recourse rights if any debit does not comply with this PAD Agreement. For example, we have the right to receive reimbursement for any debit that is not authorized or is not consistent with this PAD Agreement. To obtain more information on our recourse rights, we acknowledge that we may contact our financial institution or visit www.cdnpay.ca.

This PAD Agreement only relates to the method of payment under the Services Agreement and neither this Agreement nor cancellation thereof affects your obligations under the Services Agreement. The Payee may assign or transfer its rights under this PAD Agreement. Each person whose signature is required on the Account must sign below.

Signed this ___________ day of ______ , 2020.

Name:

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Undersigned	Processing INSTITUTION

Name:	Name:

Address:

Address:

Number:

Transit:

Account
Number:

Authorized Signature(s) (as it appears on cheques)

Please attach a sample of a void cheque from the Processing Institution.

CONTACT INFORMATION OF THE PAYEE FOR NOTIFICATION OR INFORMATION:

NOVATION SOLUTIONS INC. O/A DEALMAKER
40 King Street West
Toronto, Ontario
M5H 3Y2
Tel: 1-647-478-4952
Email : info@dealmaker.tech
Contact: Payments Group

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